Exhibit 10.2

Keenova Therapeutics plc
2025 Stock and Incentive Plan (“Plan”)
TERMS AND CONDITIONS
OF
PERFORMANCE RESTRICTED UNIT AWARD
PERFORMANCE RESTRICTED UNIT AWARD (“Award”) granted on ______, ___ (the “Grant Date”).
1.Grant of Performance Restricted Units. Keenova Therapeutics plc (the “Company”) has granted to you a target number of [____] Performance Restricted Units subject to the provisions of these Terms and Conditions and the Plan. The Company will hold the Performance Restricted Units in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled.
2.Amount and Form of Payment. Each Performance Restricted Unit represents one (1) Ordinary Share and any Performance Restricted Units that vest pursuant to Section 4 will be paid solely in Shares, subject to Section 10. Notwithstanding anything contrary in the Plan, any fractional Shares will be rounded up to the nearest whole Share for purposes of payment. Any Share issued pursuant to a Performance Restricted Unit shall be paid up to its par value on issuance by a subsidiary of the Company or as otherwise determined by the Company.
3.Dividends. Each unvested Performance Restricted Unit will be credited with a Dividend Equivalent Unit (“DEU”) for any cash or stock dividends distributed by the Company on an Ordinary Share. DEUs will be calculated at the same dividend rate paid to other holders of Ordinary Shares and will be adjusted and vest in accordance with the adjustment and vesting provisions applicable to the underlying Performance Restricted Units.
4.Vesting.
(i)Except as provided below, Performance Restricted Units, to the extent earned in accordance with the terms of Appendix A, will vest on the last day of the Performance Cycle, including, for the avoidance of doubt, if the last day of the Performance Cycle occurs as a result of a Change in Control, provided that, except as provided herein, you are an Employee on the last day of the Performance Cycle. The target number of Performance Restricted Units specified in these Terms and Conditions shall be adjusted at the end of the Performance Cycle based on the attainment level of achievement for the Performance Cycle (as described in Appendix A). Payment shall be made on or within 30 days after the Committee Certification Date (as defined in Appendix A), but in no event later than March 15 of the year that follows the last day of the Performance Cycle.

(ii)If your employment terminates before the last day of the Performance Cycle, you will forfeit the Performance Restricted Units and associated DEUs. However, notwithstanding the foregoing or anything to the contrary in the Plan, if your employment terminates due to death, Disability, or a termination by the Company without Cause, Performance Restricted Units and associated DEUs subject to this Award shall, subject to applicable performance achievement, become vested to the extent set forth in Section 5 or 6, as applicable, and such vested amounts shall be paid in accordance with the provisions of Section 5 or 6, as applicable. For the avoidance of doubt, the terms of Section 5.3(a) of the Plan apply to this Award.
5.    Disability or Death. Notwithstanding the vesting provisions described in Section 4, if your employment terminates as a result of your death or Disability, the Performance Restricted Units will remain outstanding and will be eligible to fully vest, based on actual performance during the Performance Cycle, at the same time and in the same manner as the vesting of performance restricted units held by active employees that are attributable to such Performance Cycle. Payment shall be made on or within 30 days after the Committee Certification Date, but in no event later than March 15 of the year that follows the last day of the Performance Cycle.
6.    Termination of Employment by the Company without Cause. Notwithstanding the vesting provisions described in Section 4, upon the termination of your employment by the Company without Cause that occurs before the end of the Performance Cycle, but subject to your execution of a release of claims in the form provided by the Company (the “Release”) (which Release must become effective and irrevocable within sixty (60) days of your Termination of Employment), you will be eligible to vest in a number of Performance Restricted Units subject to this Award equal to the product of the number of Performance Restricted Units that vest in accordance with Appendix A based on the Company’s actual performance level of the performance goals set forth in Appendix A during the Performance Cycle, multiplied by a fraction, the numerator of which is the number of full months between the first day of the Performance Cycle and your Termination of Employment and the denominator of which is the full number of months in the Performance Cycle. Payment shall be made on or within 30 days after the Committee Certification Date, but in no event later than March 15 of the year that follows the last day of the Performance Cycle.
If you are party to an employment agreement with the Company or a Subsidiary and such employment agreement provides for benefits on a termination of employment for “Good Reason,” a termination of your employment for Good Reason under such employment agreement shall constitute a termination without Cause for purposes of this Section 6.
7.Change in Control. In the event of a Change in Control during the Performance Cycle, the Performance Restricted Units shall immediately vest and become non-forfeitable at the target number of Performance Restricted Units granted hereunder, provided, however, that to the extent performance set forth in Appendix A can be determined as of immediately prior to the Change in Control or a date reasonably proximate thereto, the number of Performance Restricted

Units that shall vest shall be the greater of the target number of Performance Restricted Units granted hereunder or the number determined in accordance with Appendix A prior to the Change in Control. Payment shall be made on or within 30 days after the Change in Control.
8.Withholdings. Prior to the issuance or delivery of any Shares subject to this Award, the Company may withhold a number of Shares having a Fair Market Value as of such date equal to the amount necessary to satisfy applicable tax requirements (e.g., income tax, social insurance, payroll tax and payment on account), as determined in good faith by the Company provided, however, that prior to withholding Shares, the Company shall give you a reasonable, advance opportunity to elect to satisfy such withholding obligations via making a cash payment to the Company in lieu of having Shares withheld or via such other mechanism as may be agreed by the Company. If, at any time after the Grant Date, you become subject to tax in more than one jurisdiction, the Company may be required to withhold or account for applicable tax requirements in the various jurisdictions. Furthermore, if the Shares subject to this Award vest under circumstances where they have not otherwise been fully paid-up in accordance with the requirements of Irish law, the Company or any Subsidiary may require you to pay the par value of each Share which vests hereunder at the time of such vesting. If the Company or any Subsidiary cannot withhold or account for all taxes associated with this Award, or obtain payment of the par value of each Share that vests hereunder, by application of the means described herein, then, by accepting this Award, you agree that you will pay to the Company or any Subsidiary all amounts necessary to satisfy applicable tax requirements or the requirement that Shares be issued on a fully paid-up basis and acknowledge that the Company may refuse to issue or deliver Shares subject to this Award or delay such issuance or delivery of the proceeds from the sale of such Shares, if you do not comply with such obligations.
9.Transfer of Award. You may not transfer this Award or any interest in Performance Restricted Units except by will or the laws of descent and distribution or to your spouse, or your lineal descendants (whether by blood or adoption) or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are you, your spouse, or your lineal descendants (whether by blood or adoption) (each, a “Permitted Transferee”); provided that, following any such transfer, the Permitted Transferee shall be bound by all of these Terms and Conditions and the Plan, and any such terms and conditions that relate to termination of employment or service shall apply to such Permitted Transferee upon your termination of employment or service. Any other attempt to transfer this Award or any interest in Performance Restricted Units is null and void.
10.    Restrictions on Payment of Shares. Payment of Shares for Performance Restricted Units is subject to the conditions that, to the extent required at the time of delivery of such Shares:
(i)The Shares covered by this Award will be duly listed, upon official notice of issuance, on a nationally recognized stock exchange; and
(ii)A Registration Statement under the United States Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.

If there is any registration, qualification, exchange control or other legal requirement imposed upon this Award or the Shares subject to this Award by applicable securities or exchange control laws (including rulings or regulations issued by the United States Securities and Exchange Commission or any other governmental agency with jurisdiction over the issuance of this Award or the Shares subject to this Award), the Company shall not be required to deliver any Shares subject to this Award before the Company, in its sole good faith discretion, has determined that either (a) it has satisfied any such requirements or has received the requisite approval from the appropriate governmental agency; or (b) an exemption from such registration or exchange control requirement applies. By accepting this Award, you acknowledge that you understand that the Company is under no obligation to register this Award or the Shares subject to this Award with any governmental agency or to seek approval from any governmental agency for the issuance or sale of Shares subject to this Award.
11.    Disposition of Securities. By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under United States federal securities laws with respect to trading in the Company’s securities.
12.    Governing Terms. The vesting of Performance Restricted Units, the disposition of any Shares received on or after such vesting, and the treatment of any gains received upon such disposition are subject to the terms of the Plan and any rules that the Committee, in its good faith and reasonable discretion, prescribes. The Plan document, as amended from time to time, is incorporated into these Terms and Conditions. These Terms and Conditions shall constitute the Award Certificate referred to in the Plan. Unless defined herein, capitalized terms used in these Terms and Conditions are defined in the Plan. If there is any conflict between the terms of the Plan and these Terms and Conditions, these Terms and Conditions shall govern. By accepting this Award, you acknowledge receipt of the Plan, as in effect on the Grant Date.
13.    Executive Financial Recoupment Program. Notwithstanding any other provision of this Award to the contrary, any Shares issued hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recovery, repayment, or other action in accordance with the terms of the Company’s policy with respect to its Executive Financial Recoupment Program, as it may be amended from time to time (the “Recoupment Policy”), Section 4.1 of the Plan, and applicable securities laws. By accepting this Award, you agree and consent to the Company’s application, implementation, and enforcement of (a) the Recoupment Policy, (b) Section 4.1 of the Plan, and (c) any provision of applicable law relating to the cancellation, recovery, or repayment of compensation under this Award, and expressly agree that the Company may take such actions as are necessary or desirable to effectuate the Recoupment Policy, Section 4.1 of the Plan, any similar policy, or applicable law without further consent or action being required of you. To the extent the terms of this Award and the Recoupment Policy (or similar policy or applicable securities laws) conflict, the terms of such policy shall govern.
14.    Personal Data. To comply with applicable law and to administer this Award appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto (e.g., details of Performance Restricted Units, including amounts awarded, unvested or vested), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, nationality, job title, reason for termination of employment, and social security, social insurance or other identification number), and information about your participation in the Plan and Shares obtained under the Plan from time to time. By accepting this Award, you give your explicit consent to your employer’s and the Company’s accumulating, transferring, and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. If applicable, by accepting this Award, you also give your explicit consent to the Company’s transfer of Personal Data outside the country in which you work or reside and to the United States of America where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, their respective agents, and any other person that the Company retains or utilizes for compensation planning or Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting your local Human Resources Representative. By accepting this Award, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan. By accepting this Award, you acknowledge that you are providing the consents herein on a purely voluntary basis and that, if you do not consent or if you later seek to revoke your consent, it will adversely impact the ability of the Company to administer your Awards but it will not adversely impact your employment status or service with your employer.
15.    No Contract of Employment or Promise of Future Grants. By accepting this Award, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Award is granted in the Company’s sole discretion and is not considered part of any employment contract or your ordinary or expected salary or other compensation for services of any kind rendered to the Company or any Subsidiary. You further agree that this Award, and your Plan participation, do not form, and will not be interpreted as forming, an employment contract or guarantee of employment with the Company or any Subsidiary. The Company, in its sole discretion, voluntarily established the Plan and may amend or terminate it at any time pursuant to the terms of the Plan. You understand that the grant of performance restricted units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any performance restricted units, or benefits in lieu of performance restricted units, even if performance restricted units have been granted repeatedly in the past and that all decisions with respect to future grants will be in the Company’s sole discretion. By accepting this Award, you also acknowledge that this Award and any gains received hereunder are extraordinary items and are not considered part of your salary or compensation for purposes of any pension or retirement benefits or for purposes of calculating any termination, severance, redundancy, resignation, end of service payments, bonuses, long-

service awards, life or accident insurance benefits or similar payments. Neither this Award, nor any gains received hereunder, is intended to replace any pension rights or compensation. If the Company or Subsidiary terminates your employment for any reason, you agree that you will not be entitled to damages or compensation for breach of contract, dismissal (in any circumstances, including unfair dismissal) or compensation for loss of office or otherwise to any sum, Shares, Performance Restricted Units or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan, except as otherwise provided in this Award or the terms of your employment agreement, if any.
16.    Limitations. Nothing in these Terms and Conditions or the Plan grants to you any right to continued employment with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary’s right to terminate your employment at any time and for any reason, subject to applicable law. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company or Subsidiary asset by reason of this Award. You have no rights as a stockholder of the Company pursuant to this Award until Shares are actually delivered to you.
17.    Entire Agreement and Amendment. These Terms and Conditions, the Plan, the terms of any employment agreement between you and the Company that specifically reference the treatment of equity awards, and other Company policies specifically referred to herein constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award, other than with respect to the terms of any employment agreement between you and the Company that specifically reference the treatment of equity awards. These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing and pursuant to the terms of the Plan; provided, however, that the Company has the unilateral authority to amend these Terms and Conditions without your consent to the extent necessary, as determined in its good faith and reasonable discretion, to comply with applicable securities registration or exchange control requirements and to impose additional requirements on this Award or Shares subject to this Award if the Company in good faith reasonably deems it necessary to comply with applicable law and using all reasonable efforts to endeavor not to diminish the intended economic benefits of this Award.
18.    Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
19.    Waiver. By accepting this Award, you acknowledge that a waiver by the Company of any breach by you of a provision of these Terms and Conditions shall not operate or be construed as a waiver by the Company of any other provision of these Terms and Conditions or of a subsequent breach.
20.    Notices. By accepting this Award, you agree to receive documents, notices and any other communications relating to your participation in the Plan in writing by regular mail to your last known address on file with your employer, the Company or Subsidiary or any outside Plan administrator, or by electronic means, including by e-mail, through an online system maintained by any outside Plan administrator, or by a posting on the Company’s intranet website or on an online system or website maintained by any outside Plan administrator.
21.    Code Section 409A Compliance. It is intended that these Terms and Conditions comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, these Terms and Conditions will be interpreted and administered to be in compliance with Section 409A. To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of these Terms and Conditions, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by the Company. Notwithstanding anything to the contrary in these Terms and Conditions or the Plan, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to these Terms and Conditions during the six-month period immediately following your Termination of Employment will instead be paid on the first payroll date after the six-month anniversary of your Termination of Employment (or your death, if earlier).
22.    Governing Law. This Award and these Terms and Conditions shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
23.    Put Right. Provided the Company’s ordinary shares are not listed on a national securities exchange (within the meaning of the U.S. securities laws), during the 90-day period following each of (a) the 90th day following the third (3rd) anniversary of the Grant Date and (b) the 90th day following the fifth (5th) anniversary of the Grant Date (each, a “Put Period”), you will have the option to require the Company (via written notice to the Company (the “Put Notice”)) to repurchase either 50% or 100% of the Shares you receive in settlement of the Performance Restricted Units under this Award (the “Put Shares”), provided that you have not been terminated for Cause; and provided further that your heirs and representatives (if you are incapacitated following Disability) shall have the right to exercise the Put Right in the event of your death or Disability) and your compliance with any applicable restrictive covenants in all material respects through any such purchase date (the “Put Right”). Following your exercise of the Put Right, the Company shall be required to repurchase the Put Shares within 90 days following the Put Notice at a price equal to the Fair Market Value on the date of repurchase; provided that if the Company determines reasonably and in good faith that a Repurchase Prohibition exists, then the Company shall have the right, upon written notice to you, at the Company’s election, to (a) delay the consummation of the repurchase until up to forty-five (45) days following the date that the Company determines in good faith that such Repurchase Prohibition ceases to apply, (b) consummate the repurchase but delay the payment of the purchase price in respect of the Put Shares until the expiration of such forty-five (45) day period or (c) consummate the repurchase but make payment of the purchase price in respect of the Put Shares subject thereto in the form of a promissory note, bearing interest at the prime rate and payable upon the earliest to occur of the Repurchase Prohibition ceasing to apply, the third anniversary of the date of the Put Notice, a Change in Control or an initial public offering of the Company, and containing such other customary terms and conditions as may be determined reasonably and in good faith, by the Company at the direction of the Board. On the date of the Put Notice and no more than fifteen (15) days prior to the purchase date, you shall (i) make the customary representations and warranties in connection with the redemption (if applicable) and sale of the Put Shares, including that you (x) have good and marketable title to the applicable Put Shares and (y) have due power and authority to execute and deliver any documents to sell, transfer, assign and deliver the Put Shares and (ii) transfer the Put Shares subject to the Put Notice to the Company, free and clear of all liens, other than liens in favor of the Company or its affiliates. For the avoidance of doubt, the limitations set forth in this Put Right shall not limit your ability to participate in any other Company-sponsored share repurchase programs, subject to the terms and conditions of any such share repurchase programs.
24.    Acceptance. In order to receive this Award, you must electronically acknowledge and accept on the Company’s designated third party equity administrator’s website the terms and conditions set forth in the Plan and these Terms and Conditions. By accepting this Award, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and (ii) you understand and agree the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and any prior agreements, commitments or negotiations concerning this Award are replaced and superseded. If you do not acknowledge these Terms and Conditions on the website, you will not be entitled to your Award.
Electronic Signature

APPENDIX A
TO
TERMS AND CONDITIONS
OF
PERFORMANCE RESTRICTED UNIT AWARD
Performance Restricted Unit Award Vesting Requirements
Performance Goals
This Appendix A describes the vesting requirements for performance restricted units (“PSUs”) awarded under these “Terms and Conditions of Performance Restricted Unit Award” for the period from _______ through _______ (the “Performance Cycle”).
[[___]% of the number of PSUs (the “[Metric1] PSUs”) subject to these Terms and Conditions are eligible to vest based upon the achievement of [Metric1] goals for the Performance Cycle]1
Upon the expiration of the Performance Cycle, the Committee shall calculate the level of achievement attained for the Performance Cycle (in the manner described below) and certify the extent to which the performance goals have been achieved. As of the last day of the Performance Cycle, you shall become vested in the number of PSUs that corresponds to the attained level of achievement certified by the Committee, with the number of vested PSUs determined on the date that the Committee formally certifies such attained level of achievement (the “Committee Certification Date”). The Committee Certification Date shall occur no later than sixty (60) days after the conclusion of the Performance Cycle. Except as otherwise provided in these Terms and Conditions, if your employment or service terminates for any reason before the expiration of the Performance Cycle, you will automatically forfeit all PSUs and they will be cancelled as of the date of your termination of employment or service.
[Metric1] PSUs
As of the last day of the Performance Cycle, the [Metric1] PSUs will vest based on [Metric1] calculated at the end of the Performance Cycle, with such calculation determined by the Committee in good faith on the Committee Certification Date.
“[Metric1]” means ______________.
1 Form subject to revision to reflect the number of Metrics that are selected. Vesting may be based on the satisfaction of one or more organizational, strategic or financial goals, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies. Examples of potential goals include, but are not limited to, measures that relate to or use total stockholder return, cash flow, sales, revenue, net income, EBITDA, earnings per share, operating margin, return on equity, changes to processes or systems, regulatory approvals, licenses, commercial agreements, acquisitions, dispositions and similar strategic transactions.

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[Metric1] Goal	[Metric1]
[Threshold (if applicable)]
Target
[Maximum (if applicable)]

[Payments will be determined based on linear interpolation between threshold and target, and target and maximum performance levels, as follows:

[Metric1] Goal Achievement	% of Target Payout
Below Threshold	[0%]
Between Threshold and Target	[50%-100%]
Between Target and Maximum	[100%-200%]
Above Maximum	[200%]

For the avoidance of doubt, (i) if [Metric1] is less than _________, all [Metric1] PSUs will be forfeited for no consideration and (ii) if the [Metric1] is equal to or greater than _________, [___]% (and no more than [____]%) of the [Metric1] PSUs will vest.]2
Change in Control
Upon the consummation of a Change in Control, the Performance Cycle shall cease and the date of consummation of the Change in Control shall be the last day of the Performance Cycle.
3[Post-Employment Restrictions
As a condition of the grant of the PSUs and any vesting of the PSUs hereunder, you agree that notwithstanding anything to the contrary in your employment agreement with the Company or a Subsidiary, upon a termination of your employment for any reason on or following the consummation of a transaction set forth in prong (c) of the definition of Change in Control, which consummation occurs prior to the expiration of the Performance Cycle, all restrictions set forth in Section [___] of your employment agreement (the “Restrictive Covenants”) will apply for a period of two (2) years following such termination of employment instead of any shorter period(s) set forth in the employment agreement (the “Covenants Extension”) [and, for the avoidance of doubt, disregarding any provisos set forth in Section 9.02(a) with respect to the duration of any restriction].
Notwithstanding the foregoing, in the event that the Covenants Extension applies, it will not be a violation of the Restrictive Covenants for you to (x) own up to a five percent (5%) passive
2 Section to be included when Metric includes Threshold and Maximum measures.
3 Section to be included when Metric involves applicable event criteria.

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ownership interest in any public or private entity and (y) serve on the board of any Competing Business that competes with the business of the Company and its affiliates as an immaterial part of its overall business, provided that you recuse yourself fully and completely from all matters relating to such business.
Additionally, notwithstanding the foregoing, in the event that the Covenants Extension applies, it will not be a violation of the Restrictive Covenants for you to provide services to (or engage in activities involving): (A) a subsidiary, division or affiliate of a Competing Business where such subsidiary, division or affiliate is not engaged in a Competing Business and you do not provide services to, or have any responsibilities regarding, the Competing Business; (B) any entity that is, or is a general partner in, or manages or participates in managing, a private or public fund (including a hedge fund) or other investment vehicle, which is engaged in venture capital investments, leveraged buy-outs, investments in public or private companies, other forms of private or alternative equity transactions, or in public equity transactions, and that might make an investment which you could not make directly, provided that in connection therewith, you do not provide services to, engage in activities involved with, or have any responsibilities regarding a Competing Business; and (C) an affiliate of a Competing Business if you do not provide services, directly or indirectly, to such Competing Business and the basis of the affiliation is solely due to common ownership by a private equity or similar investment fund; provided, that, in each case, you shall remain bound by all other post-employment obligations under your employment agreement, this Appendix A or otherwise; provided, further, that your provision of services to (or engagement in activities involving) any entity described in clauses (A) or (B) of this paragraph shall be subject to the prior approval of the Board.
All other terms of the Restrictive Covenants shall continue to apply as set forth in your employment agreement. You agree that the Covenants Extension and the terms thereof are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.]
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